Exhibit 99.1

Oragenics Announces the Completion of $2.5 Million of Secured

Debt Funding and Exchange of $8.737 Million

of Unsecured Debt for Common Stock

TAMPA, Fla. (March 26, 2012) - Oragenics, Inc. (OTCBB:ORNI) (the “Company”) announced that the Company entered into a new loan agreement (the “Loan Agreement”) with the Koski Family Limited Partnership (the “KFLP”) for $2.5 million in secured funding in two equal advances with the first advance occurring on March 23, 2012.

On March 23, 2012, the Company also entered into an Exchange of Notes for Equity Agreement (the “Agreement”) with the KFLP. Pursuant to the Agreement, KFLP agreed to the cancellation of $8.737 million of indebtedness owed to the KFLP under the Oragenic’s existing unsecured revolving credit facility in exchange for 6.285 million shares of Company common stock based on a price per share of $1.39 per share. The KFLP also received 1.571 million warrants in exchange for the cancellation of the indebtedness and an additional 599,520 warrants in connection with the Loan Agreement which warrants are exercisable for shares of Company common stock at a price of $2.00 per share at any time over the next three years.

“The additional financial resources and improved balance sheet resulting from these transactions will help Oragenics to continue its progress toward becoming a leader in oral care probiotics. Support from the KFLP comes at an important time in our strategic development,” stated John N. Bonfiglio, Ph.D., Chief Executive Officer and President of Oragenics.

Please refer to the Company’s Form 8-K dated March 23, 2012 for a description of the various terms of the Loan Agreement and the Exchange of Notes for Equity Agreement.

About Oragenics, Inc.

Oragenics is a leading nutraceutical company focused on oral care probiotics for humans and companion pets. The Company’s proprietary Evora products and ProBiora3 are currently sold in the United States and international markets. In addition, Oragenics has an exciting pipeline of therapeutic products targeting infectious diseases.

Safe Harbor Statement: Under the Private Securities Litigation Reform Act of 1995: This release includes forward-looking statements that reflect the Company’s current views with respect to future events and financial performance. These forward-looking statements are based on management’s beliefs and assumptions and information currently available. The words “believe,” “expect,” “anticipate,” “intend,” “estimate,” “project” and similar expressions that do not relate solely to historical matters identify forward-looking statements. Investors should be cautious in relying on forward-looking statements because they are subject to a variety of risks, uncertainties, and other factors that could cause actual results to differ materially from those expressed in any such forward-looking statements. These factors include, but are not limited to our ability to raise additional capital to sustain our operations beyond June 30, 2012 and those set forth in our most recently filed annual report on Form 10-K and quarterly report on Form 10-Q, and other factors detailed from time to time in filings with the U.S. Securities and Exchange Commission. We expressly disclaim any responsibility to update forward-looking statements.

For more information visit www.oragenics.com.

Corporate Contact:	Investor Contact:
Michael Sullivan	Jennifer K. Zimmons, Ph.D.
Chief Financial Officer Oragenics, Inc. 3000 Bayport Drive, Suite 685 Tampa, Fl 33607 Tel: 813-527-1020	Managing Director jzimmons@cgc-us.com Richard E. Cooper President rcooper@cgc-us.com
msullivan@oragenics.com	Cooper Global Communications, LLC
245 Park Avenue, 39th Floor
New York, NY 10167
Tel: 212-209-7360